UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
May 5, 2016

GREEN PLAINS INC.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

001-32924	84-1652107
(Commission file number)	(IRS employer identification no.)

450 Regency Parkway, Ste. 400, Omaha, Nebraska	68114
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 5, 2016, Green Plains Inc. appointed Ejnar A. Knudsen III as an independent member of its board of directors,  effective immediately. Mr. Knudsen has joined the board as its tenth director, filling a vacant position, whose term expires at the 2017 annual meeting. There are no arrangements or understandings between Mr. Knudsen and any other person pursuant to which Mr. Knudsen was appointed to the board, or transactions in which Mr. Knudsen has an interest requiring disclosure under Item 404(a) of Regulation S-K.

As a member of the board, Mr. Knudsen will be compensated according to the company’s compensation schedule for directors, which includes $75,000 per year, plus an annual restricted stock grant equal to $100,000, as measured on the date of the grant.

As founder and managing partner of AGR Partners, Mr. Knudsen oversees the firm’s investment process. He serves on the board of two AGR portfolio companies, Ridley Corp (RIC.ASX), Australia’s largest animal feed and rendering company, and Opal Foods, a shell egg producer in Missouri and Colorado. He is the co-founder and director of Materra, a special situations farming company, and currently serves on the board of Western Milling. He is also chair of the Dairy Club, a group of leading producers and industry participants; director on the California Ag Leadership Foundation board and chair of its finance committee; and member of the Farm Foundation.

Previously, Mr. Knudsen was co-portfolio manager of Passport Capital’s agriculture fund; served as executive vice president of Western Milling, a California startup grain and feed milling company; and was vice president of Rabobank, managing a loan portfolio, venture capital investments and corporate advisory services in the food and agriculture sectors. Mr. Knudsen earned his Bachelor of Science in agricultural and life sciences from Cornell University and is a CFA charterholder.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

NumberDescription

99.1Press release, dated May 9, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2016	Green Plains Inc. By: /s/ Jerry L. Peters Jerry L. Peters Chief Financial Officer (Principal Financial Officer)